Exhibit 99.1

DOMARK INTERNATIONAL, INC. SECURES $50 MILLION FUNDING COMMITMENT:
AGREEMENT WITH DUTCHESS PRIVATE EQUITIES FUND, LTD PROVIDES CAPITAL FOR LONG TERM GROWTH
Monday August 4, 10:27 am ET


ORLANDO, Fla.--(BUSINESS WIRE)--DOMARK INTERNATIONAL, INC. (OTCBB:DOMK - News) announced today that it has entered into an investment agreement and registration rights agreement with Dutchess Private Equities, LTD. The investment agreement, in the form of an equity funding commitment, provides for the right by the company at its discretion to require Dutchess to purchase up to $50 million of the Company's common stock at a seven percent discount to market over the 36 months following the registration statement being declared effective by the Securities and Exchange Commission. Domark intends to file a registration statement in the near future.

R. Thomas Kidd, CEO of Domark, said the investment agreement provides Domark with the option to internally finance its expected growth. "I am looking forward to working with Dutchess in a manner that will be beneficial to the company and our shareholders and that will assist the company in executing our long term financial strategies. This agreement gives us the flexibility to draw down capital at our discretion and to take advantage of favorable market conditions and acquisition opportunities," Mr. Kidd said. "I believe this relationship with Dutchess will complement our financial strategies in growing the company and its affiliates. The company intends to access this capital commitment when opportunities become available to the Company to increase shareholder value by acquisition, build assets on the balance sheet or where the retirement or reduction of debt is advantageous to the company and its shareholders."

ABOUT DUTCHESS PRIVATE EQUITIES, LTD

Dutchess Private Equities is engaged in assisting growth companies in all facets of their long term strategy by providing capital and progressive business solutions. Dutchess LTD manages a portfolio of private investments in public equities. Founded in 1996, Dutchess has since transacted in excess of $1 billion in financing for public companies. These companies span a wide array of industries including telecom, VIOP, wireless communications, healthcare, biotechnology, medical devices, Internet, e-commerce, media, oil and gas, defense, homeland security, consumer products, manufacturing and alternative energy. With offices in Boston, Mass. and LaGrangeville, NY, Dutchess has assisted companies throughout North America.

ABOUT DOMARK INTERNATIONAL, INC.

Domark is traded under the symbol DOMK and is engaged in acquiring and managing majority owned public entities and privately owned companies in diverse industries. Currently Domark owns Javaco, Inc., www.javacoinc.com, as a wholly owned subsidiary, owns a majority interest in SportsQuest, Inc., (SPQS.PK), which has an investment position in Greens Worldwide Incorporated, (GRWW.PK), and has executed an agreement to acquire TotalMed Systems, Inc., www.totalmed.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Contact:
Domark International, Inc., Orlando
R. Thomas Kidd, 757-572-9241 Domarkceo@yahoo.com

Source: Domark International, Inc.